Exhibit 10.22
FIRST AMENDMENT TO THE
EXECUTIVE EMPLOYMENT AGREEMENT OF SIMON COOPER

This First Amendment to the Executive Employment Agreement of Simon Cooper the (“Amendment”) is entered into this 1st day of January, 2022 (the “Effective Date”), by and between Simon Cooper (the “Executive”) and Keros Therapeutics, Inc. (the “Company”).
Recitals
A. WHEREAS, the Company and the Executive have entered into that certain Executive Employment Agreement effective August 2, 2021 (the “Executive Employment Agreement”); and
B. WHEREAS, in consideration of the mutual agreements contained herein, the Executive and the Company wish to amend the Executive Employment Agreement as provided in this Amendment.
Agreement
The parties agree to the following:

1.     Amendment to Section 5. Section 5 of the Executive Employment Agreement is hereby replaced in its entirety as follows:
5.    Vacation. Executive will be eligible to accrue a maximum of three (3) weeks paid vacation per year, in accordance with the Company’s vacation policy. On the fifth-year anniversary of Executive’s start date, Executive shall be eligible to accrue a maximum of four (4) weeks paid vacation per year, in accordance with the Company’s vacation policy. Vacation must be used in the calendar year it is accrued or it will be forfeited, subject to one week of such accrued and unused vacation which may carried over to the subsequent year, in accordance with the Company’s vacation policy. Vacation shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility.

2.    Not Grounds for Good Reason. The Company and the Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant to Sections 9 and 11(d) of the Executive Employment Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to Section 9 of the Executive Employment Agreement.

3.    Confidentiality. The Executive will continue to abide by Company rules and policies. Executive acknowledges and agrees to continue to comply with the Employee Confidential Information and Invention Assignment Agreement, which Executive signed on August 2, 2021 and which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

4.    No Other Amendments. Except as modified or amended in this Amendment, no other term or provision of the Executive Employment Agreement is amended or modified in any respect. The Executive Employment Agreement, and its exhibits, along with this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

5.    Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts, without regard to any conflicts of law principals thereof that would call for the application of the laws of any other jurisdiction.

6.    Counterparts. This Amendment may be executed via facsimile or electronic transmission and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

The parties have executed this First Amendment To The Executive Employment Agreement Of Simon Cooper on the day and year first written above.

“COMPANY”
KEROS THERAPEUTICS, INC.
By: /s/ Jasbir Seehra
Name: Jasbir Seehra
Title: President and CEO
“EXECUTIVE”
SIMON COOPER
/s/ Simon Cooper
Executive Name